Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Thoma Bravo Advantage (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

December 27, 2020

By:	/s/ Pierre Naudé
Name: Pierre Naudé